EXHIBIT 23

             [Letterhead of Shatswell, MacLeod & Company, P.C.]

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on (No. 333-44837 and 333-100877) Form S-8 of Falmouth Bancorp, Inc. of our report dated October 17, 2002 relating to the consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002, which report is incorporated by reference in the September 30, 2002 annual report on Form 10-KSB of Falmouth Bancorp, Inc.

                                      /s/ Shatswell, MacLeod & Company, P.C.
                                          SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
December 19, 2002